AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 6, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

FARMER BROS. CO.

(Exact name of registrant as specified in its charter)

Delaware	95-0725980
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

20333 South Normandie Avenue Torrance, California	90502
(Address of Principal Executive Offices)	(Zip Code)

Farmer Bros. Co. 2007 Omnibus Plan
(Full title of the plan)

Copy to:
John E. Simmons	John M. Anglin, Esq.
Treasurer and Chief Financial Officer	Anglin, Flewelling, Rasmussen,
Farmer Bros. Co.	Campbell & Trytten LLP
20333 South Normandie Avenue	199 South Los Robles Avenue, Suite 600
Torrance, California 90502	Pasadena, California 91101
(310) 787-5200	(626) 535-1900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities	Amount to be	Proposed maximum offering price per	Proposed maximum aggregate offering	Amount of
to be registered	registered (1)	share (2)	price (2)	registration fee
Common Stock, par value $1.00 per share (“Shares”)(3)	1,000,000	$20.84	$20,840,000	$819.01
(1)

This Registration Statement registers 1,000,000 shares of common stock, par value $1.00 per share (the “Common Stock”) of Farmer Bros. Co. (the “Company”) pursuant to the Farmer Bros. Co. 2007 Omnibus Plan (the “Plan”). In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Common Stock that may become issuable under the Plan by reason of any substitutions or adjustments to shares to account for any change in corporate capitalization, such as a merger, consolidation, spin-off or recapitalization, stock dividend, stock split, or other distribution of stock or property of the Company, combination or exchange of shares of Common Stock, or other like change in capital structure.

(2)

Pursuant to Rule 457 of the Securities Act, based upon the average of the high and low prices of the Shares as reported on the Nasdaq Global Market on February 4, 2009 ($20.84). Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act.

(3)

Each Share includes Series A Junior Participating Preferred Stock Purchase Rights (“Preferred Stock Purchase Rights”) that, prior to the occurrence of certain events, will not be exercisable or evidenced separately from the Common Stock.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with Rule 428 under the Securities Act, and the instructional note to Part I of Form S-8, the information specified in Part I of Form S-8 has been omitted from the filing of this Registration Statement. The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act.  Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference

          The following documents, previously filed with the Securities and Exchange Commission (the “Commission”) by the Company, are incorporated by reference in this Registration Statement as of their respective dates:

A.	The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008, filed with the Commission on September 15, 2008, including all material incorporated by reference therein;
B.	All other reports filed by the Company with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since June 30, 2008;
C.

The Company’s description of its Common Stock, as set forth in the Company’s Registration Statement on Form 8-A/A filed with the Commission on February 6, 2009, including any other amendments or reports filed for the purpose of updating such description; and

D.

The Company’s description of its Preferred Stock Purchase Rights, as set forth in the Company’s Registration Statement on Form 8-A, filed with the Commission on March 16, 2005, together with Amendment No. 1 on Form 8-A/A filed with the Commission on March 18, 2005, including any other amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective dates of filing of such documents.  In no event, however, will any of the information that the Company discloses only under Item 2.02 or Item 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the Commission be incorporated or deemed to be incorporated by reference in, or otherwise be included in, this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.           Description of Securities

Not required to be filed with this Registration Statement.

Item 5.           Interests of Named Experts and Counsel

Certain legal matters in connection with the Common Stock offered by this Registration Statement will be passed upon for the Company by Anglin, Flewelling, Rasmussen, Campbell & Trytten LLP (“AFRCT”), 199 South Los Robles Avenue, Suite 600, Pasadena, California 91101.  John M. Anglin, a partner of AFRCT, currently serves as the Company’s Secretary.  As an executive officer of the Company, Mr. Anglin will be eligible to participate in the Plan.  On February 20, 2008 and December 11, 2008, Mr. Anglin received an award of 1,300 and 1,400 shares, respectively, of

Restricted Stock under the Plan.

Item 6.           Indemnification of Directors and Officers

The Company is incorporated under the laws of the State of Delaware. Reference is made to Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, which enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends or unlawful stock purchases or redemptions or (4) for any transaction from which a director derived an improper personal benefit.  Such limitation is included in the Company’s Certificate of Incorporation.

Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any person, including an officer or director, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person is or was a director, officer,  employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, for any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) that such officer or director actually and reasonably incurred in connection therewith.

Under the Company’s Certificate of Incorporation and Amended and Restated Bylaws, the Company’s directors and officers are entitled to indemnification to the fullest extent permitted by Delaware law.  The Company also has entered into Indemnification Agreements with each of its directors and officers.  The Indemnification Agreements do not exclude any other rights to indemnification or advancement of expenses to which the indemnitee may be entitled, including any rights arising under the Certificate of Incorporation or Amended and Restated Bylaws of the Company, or the DGCL.

The Company maintains insurance policies under which the directors and officers of the Company are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers, which could include liabilities under the Securities Act or the Exchange Act.

Item 7.         Exemption From Registration Claimed

Not applicable.

Item 8.           Exhibits

The following documents are filed as exhibits to this Registration Statement:

Exhibit No.	Description of Exhibit

4.1	Certificate of Incorporation of Farmer Bros. Co. (incorporated by reference to Exhibit 99 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004).

4.2	Amended and Restated Bylaws of Farmer Bros. Co. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Commission on June 8, 2006).

4.3

Certificate of Designations of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on March 17, 2005).

4.4

Rights Agreement dated March 17, 2005 by and between Farmer Bros. Co. and Wells Fargo Bank, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on March 17, 2005).

5.1	Opinion of Anglin, Flewelling, Rasmussen, Campbell & Trytten LLP (filed herewith)

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm (filed herewith)

23.2	Consent of Anglin, Flewelling, Rasmussen, Campbell & Trytten LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included in the signature page of this Registration Statement)

99.1	Farmer Bros. Co. 2007 Omnibus Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on August 29, 2007).

99.2

Form of 2007 Omnibus Plan Stock Option Grant Notice and Stock Option Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on February 26, 2008).

99.3

Form of 2007 Omnibus Plan Restricted Stock Award Grant Notice and Restricted Stock Award Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Commission on February 26, 2008).

Item 9.           Undertakings

Item 9.           Undertakings

(a)	The undersigned registrant hereby undertakes:
(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this

Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Torrance, State of California, on this 6th day of February, 2009.

FARMER BROS. CO.

By:	/S/ ROGER M. LAVERTY III
Roger M. Laverty III
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned officers and directors of Farmer Bros. Co., a Delaware corporation, do hereby constitute and appoint Roger M. Laverty III, President and Chief Executive Officer, and John E. Simmons, Treasurer and Chief Financial Officer, and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/S/ ROGER M. LAVERTY III	President, Chief Executive Officer and	February 6, 2009
Roger M. Laverty III	Director (Principal Executive Officer)

/S/ JOHN E. SIMMONS	Treasurer and Chief Financial Officer	February 6, 2009
John E. Simmons	(Principal Financial and Accounting
Officer)

/S/ GUENTER W. BERGER	Chairman	February 6, 2009
Guenter W. Berger

/S/ MARTIN A. LYNCH	Director	February 6, 2009
Martin A. Lynch

/S/ THOMAS A. MALOOF	Director	February 6, 2009
Thomas A. Maloof

/S/ JAMES J. MCGARRY	Director	February 6, 2009
James J. McGarry

/S/ JOHN H. MERRELL	Director	February 6, 2009
John H. Merrell

/S/ CAROL FARMER WAITE	Director	February 6, 2009
Carol Farmer Waite

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.1	Certificate of Incorporation of Farmer Bros. Co. (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004).

4.2	Amended and Restated Bylaws of Farmer Bros. Co. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Commission on June 8, 2006).

4.3

Certificate of Designations of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on March 17, 2005).

4.4

Rights Agreement dated March 17, 2005 by and between Farmer Bros. Co. and Wells Fargo Bank, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on March 17, 2005).

5.1	Opinion of Anglin, Flewelling, Rasmussen, Campbell & Trytten LLP (filed herewith)

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm (filed herewith)

23.2	Consent of Anglin, Flewelling, Rasmussen, Campbell & Trytten LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included in the signature page of this Registration Statement)

99.1	Farmer Bros. Co. 2007 Omnibus Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on August 29, 2007).

99.2

Form of 2007 Omnibus Plan Stock Option Grant Notice and Stock Option Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on February 26, 2008).

99.3

Form of 2007 Omnibus Plan Restricted Stock Award Grant Notice and Restricted Stock Award Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Commission on February 26, 2008).